CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                             VITRO DIAGNOSTICS, INC.

KNOW ALL MEN BY THESE PRESENTS:

     That the undersigned, being the Chairman and Assistant Secretary of Vitro Diagnostics, Inc., a Nevada corporation (the "Corporation"), do hereby sign, verify and deliver in duplicate to the Secretary of State of the State of Nevada this CERTIFICATE OF AMENDMENT.

     1. The Corporation's Articles of Incorporation are hereby amended by deleting Article IV thereof, in its entirety and substituting in lieu thereof the following:

                                     CAPITAL

          The aggregate number of shares which this Corporation shall have the authority to issue is Five Hundred Million (500,000,000) shares, of which no shares shall be preferred stock and Five Hundred Million (500,000,000) shares shall be common stock each with a par value of $.001 par value per share. No share shall be issued until it has been fully paid for, and it shall thereafter be nonassessable.

     2. This Certificate of Amendment was adopted by the undersigned Directors effective as of March 29, 1988.

     3. The increase in authorized capital of the Corporation was duly approved by the Corporation's Board of Directors on February 8, 1988 and by the Corporation's stockholders on March 29, 1988 on the following basis:

          Shares Outstanding         Total Voted             Total Voted
                                        For                    Against

            35,033,286               18,525,399               577,900



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         IN  WITNESS  WHEREOF,  the  undersigned  officers  of  the  Corporation executed this CERTIFICATE OF AMENDMENT of Vitro Diagnostics, Inc.

                                                /s/ Edward B. Williamson, III
                                                ------------------------------
                                                Edward B. Williamson, III,
                                                Chairman

                                                /s/ Roger Hurst
                                                ------------------------------
                                                Roger Hurst,
                                                Assistant Secretary

STATE OF COLORADO    )
                     ) ss.
COUNTY OF ARAPAHOE   )

     I, the undersigned, a Notary Public, hereby certify that on April 29, 1988, the above-named officers personally appeared before me and being first duly sworn, declared that they are the persons who executed the foregoing document as officers.

         WITNESS MY HAND AND OFFICIAL SEAL.

         My Commission Expires:     5/20/89
                                    -------

                                    /s/ Notary Public
                                    ----------------------------
                                    Notary Public

(S E A L)                           Address: 7430 E. Caley #300
                                             -------------------
                                             Englewood, CO 80111
                                             -------------------